Exhibit 10.3

March 28, 2012

Phil Rehkemper

[address redacted]

Dear Phil,

On behalf of API Technologies Corp, I am pleased to offer you employment with the company in the position of Executive Vice President & Chief Financial Officer of API Technologies Corp. In this position, you will be based in Los Angeles, California, reporting to directly to Bel Lazar, Chief Operating Officer & President of API Technologies Corp. It is currently contemplated that if accepted, your employment start date would be on or about April 10, 2012, with your actual employment date reasonably earlier or later as agreed between you and Bel Lazar. This letter will set forth the terms and conditions of your employment with API Technologies Corp (the “Company”).

1.	Base Salary—Your annual base salary will be $285,000, which will be paid on a bi-weekly basis in accordance with the company’s payroll policies and procedures.

2.	Stock Incentive Signing Bonus—We will recommend to the compensation committee of the board of directors (“Committee”) that you be granted as a signing bonus 200,000 stock options with a term of 10 years, to vest in three equal annual installments over three (3) years, with the fist installment to vest one year from the date of grant (the “Stock Grant”). However, in the event of the consummation of a plan of reorganization, merger, or consolidation, in which the stockholders of the Company own less than 50% of the outstanding voting securities of the surviving entity or in the event of a sale of substantially all of the Company’s assets, or a liquidation or dissolution of the Company, then immediately prior to the closing of such event the stock options held by you under the Stock Grant, to the extent such stock options have not already vested, will immediately vest and become exercisable. The Stock Grant will be made to you on the business day immediately following the date that the Committee approves the Stock Grant. The Stock Grant shall be subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan.

3.	Annual Bonus. You will be eligible to receive an annual incentive bonus (“Incentive Bonus”) based on the achievement of performance goals established by the Committee. Your annual incentive bonus target will be 50% of your base salary, based on specified levels of performance goals being achieved. The actual earned Incentive Bonus, if any, will depend upon the extent to which the applicable performance goals specified by the Committee are achieved. Receipt of the Incentive Bonus is contingent on your continued employment with the Company through the date of payment.

4.	Auto Allowance. You are eligible to receive an auto allowance of $900 per month. In addition to the auto allowance, you may submit gasoline and oil receipts for reimbursement through the Company’s expense reporting and reimbursement policies. All other auto-related expenses are covered in your monthly auto allowance.

5.	Benefits. As a full-time employee of the company, you will be eligible to participate in the employee benefit plans as in effect from time to time and generally made available to other employees of the Company, including medical, dental, life, long and short term disability insurance, and 401(k) plan. You also will be eligible to participate in the supplemental executive health insurance plan for which executive employees are eligible. Notwithstanding the foregoing, the Company is not obligated to maintain any plans or benefits. You will be entitled to three (3) weeks of vacation annually. These benefits are subject to the terms, conditions and eligibility requirements of the plans and the Company’s policies and procedures.

6.	At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

7.	Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a completion of such a background investigation and/or reference check, if any.

8.	Immigration Compliance. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

9.	Disclosure Requirement. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. The Company understands that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

10.

Rules of Workplace Conduct. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct. Moreover, you agree that, during the term of your employment with the

4705 S. Apoka Vineland Road Suite 210 Orlando, Florida 32819, USA

Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

11.	Execution of Confidentiality Agreement. As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which is incorporated by reference herein and which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, we expect that your first day of employment will be on or about April 10, 2012.

This letter, along with any agreements relating to proprietary rights between you and the Company and agreements relating to the Stock Grant, set forth the terms of your employment with the Company and supersede any prior or contemporaneous representations or agreements including but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President or CEO and you. This offer of employment will terminate if it is not accepted, signed and returned by March 30, 2012.

4705 S. Apoka Vineland Road Suite 210 Orlando, Florida 32819, USA

We look forward to your favorable reply and to working with you at API Technologies Corp.

Sincerely,

/s/ Bel Lazar
Bel Lazar
President & Chief Operating Officer

Agreed to and accepted:

Signature:	/s/ Phil Rehkemper

Printed Name:	Phil Rehkemper

Date:	3/29/12

Enclosures

Duplicate Original Letter

Confidentiality and Intellectual Property Rights Agreement

4705 S. Apoka Vineland Road Suite 210 Orlando, Florida 32819, USA